Exhibit 99.1
Health Benefits Direct Closes $4 Million Private Placement
Radnor, PA — January 21, 2009 — Health Benefits Direct Corporation (OTC Bulletin Board: HBDT), a leading technology innovator and software provider for the administration, marketing and distribution of a wide range of health and life insurance and related products, today announced it has closed on a $4 million private placement of preferred stock and warrants to The Co-Investment Fund II LP. The Company plans to use the net proceeds from the private placement for working capital purposes.
In connection with this private placement, Health Benefits Direct has issued 1 million shares of convertible preferred stock as well as a five-year warrant to purchase 1 million shares of convertible preferred stock at an initial exercise price of $4 per share (“Unit”). The shares of preferred stock may be converted into twenty (20) shares of common stock, at the option of the holder, at any time after the approval of an increase in the shares of authorized common stock of Health Benefits Direct by the Company’s stockholders at some point in the future. Upon the approval of such increase in authorized shares, the warrants will automatically convert to be exercisable for shares of common stock of the Company. The preferred stock is entitled to vote as a single class with the holders of the Company’s common stock, with each preferred share having the right to 20 votes. The preferred stock is also entitled to a liquidation preference upon the merger or sale of substantially all of the assets of the Company equal to the greater of 2.5 times the initial issue price of such shares or the amount the holder of such preferred stock would receive if it participated with the holders of common stock on an as converted basis.
Under the terms of this private placement, the Company may also offer up to an additional 250,000 Units ($1 million) to existing shareholders of the Company for a period of thirty (30) days following the closing on the same terms and conditions.
Anthony R. Verdi, current Acting Principal Executive Officer and Chief Financial Officer, said, “We are very pleased to have completed this private placement, especially in such a difficult financial environment. This is another positive step in the right direction for the Company as we continue to restructure our operations to focus on, and leverage, Health Benefits’ innovative and proprietary technology solutions. Securing this additional capital provides the financial flexibility needed to grow the Company’s Atiam Technologies subsidiary where its InsPro software is gaining greater market recognition from rating agencies, insurance carriers and third party administrators. The capital also provides the Company with increased flexibility to capitalize on v2.0 of Insurint™, our proprietary and revolutionary field agent sales platform.”
The shares of preferred stock, warrants to purchase preferred stock and the preferred stock underlying the warrants have not been registered under the Securities Act of 1933, as amended, or the securities law of any jurisdiction, and may not be subsequently offered or sold by the investors in the United States absent registration or an applicable exemption from the registration requirements.
This release does not, and shall not, constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. Interested parties are directed to review the Company’s 8K filing in regards to this private placement for a complete description of the terms and conditions of this private placement.
About Health Benefits Direct Corporation
Health Benefits Direct Corporation is a technologically innovative contact center based insurance agency that operates an interactive online marketplace enabling consumers to shop for, compare, and apply for individual health insurance, family health insurance, life insurance and other related products for the individual and family insurance market. Its streamlined Quick-to-Call sales platform, supported by proprietary online technology, dialing applications and tele-application voice signature process, promotes efficiency for consumers purchasing and insurance carriers underwriting individual and family insurance products. Through its subsidiary, Insurint ™ Corporation, Health Benefits Direct provides a proprietary, professional-grade, web-based agent quote engine portal that aggregates accurate real-time quotes from multiple highly-rated health insurance carriers, life insurance carriers and carriers of related insurance products. Insurint’s user-friendly platform enables agents to view and share with proposed insureds detailed comparisons of multiple insurance products, policy brochures and other useful information instantly, resulting in highly competitive application processing platform for insurance agents and consumers. Through its subsidiary, Atiam Technologies, Health Benefits Direct offers the InsPro system, an internet-based marketing and administration system used by Insurance carriers and Third Party Administrators. www.healthbenefitsdirect.com
Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the company’s business strategy, organic growth plan, the expansion and development of its interactive online insurance agency and its plans to submit a proposal to its stockholders to increase Health Benefits Direct’s authorized shares of common stock. Moreover, Health Benefits Direct cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in Health Benefits Direct’s reports filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Health Benefits Direct undertakes no obligation to update publicly any forward-looking statement.
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Contact:
The Piacente Group
Shelley Young
212-481-2050
Shelley@thepiacentegroup.com